Exhibit 10.1

DEVELOPMENT AGREEMENT

BY AND BETWEEN

Behringer Harvard REIT I, Inc.

a Maryland Corporation

(“Owner”)

AND

Behringer Development Company LP

a Texas limited partnership

(“Developer”)

February 29, 2008

i

Section 8.15	Exhibits	15
Section 8.16	Confidentiality	15
Section 8.17	Authority of Developer	16
Section 8.18	Licenses	16
Section 8.19	Non-Discrimination Policy	16
Section 8.20	Waiver of Jury Trial	16

EXHIBIT A	LEGAL DESCRIPTION
EXHIBIT B	INSURANCE REQUIREMENTS

ii

DEVELOPMENT AGREEMENT

 This Development Agreement (“Agreement”) is made to be effective as of the 29th day of February, 2008, by and between Behringer Harvard REIT I, Inc., a Maryland corporation (“Owner” — Owner shall include, to the extent applicable, any subsidiary of Behringer Harvard REIT I, Inc. that may hold title to the Land), and Behringer Development Company LP, a Texas limited partnership (“Developer”), as follows:

ARTICLE 1

PURPOSE

A.            Owner is the owner, through Behringer Harvard Operating Partnership I LP which the Owner controls, of certain property in Houston, Texas commonly known as Three Eldridge Place located on the land (the “Land”) described in Exhibit A attached hereto and on which the Owner intends to develop a Class A office building (the “Building”).

B.            Developer is an affiliate of Behringer Advisors LLC, a Texas limited partnership (the “Advisor”), which is the advisor to Owner under that certain Fifth Amended and Restated Advisory Management Agreement by and between Owner and Advisor dated December 29, 2006 (the “Advisory Agreement”).

C.            Developer and Owner desire to enter into this Agreement to provide the terms and conditions upon which Owner will retain Developer to develop and construct the Building and related improvements (the “Project”) to be constructed on the Land (herein defined).

                NOW THEREFORE, for and in consideration of the premises, the mutual promises and agreements set forth herein and Ten and No/100 Dollars ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 2

APPOINTMENT AND DEVELOPMENT

Section 2.1             Appointment of Developer as Developer. Owner hereby appoints Developer as its independent contractor to perform, and delegates to Developer the right and obligation to supervise, manage and carry out, on behalf and for the account of Owner, all planning, development and construction management services for the Project on the Land, including, but not limited to those duties set forth in Section 2.5 hereof and, as otherwise required by, and subject to, the terms and conditions of this Agreement, as well as the preparation of the Final Development Plan, Final Development Budget and Final Project Schedule (as each such term is defined below) and all items related thereto.

Section 2.2             Acceptance by Developer.  Developer accepts such appointment and agrees to perform such services on behalf of and for the account of Owner as required by, and subject to, the terms and conditions of this Agreement, and agrees to perform such additional duties and responsibilities as are customarily and reasonably within the scope of such services and are reasonably designated from time to time by Owner.  Developer agrees to use its best efforts in the performance of its duties hereunder, which performance in all respects and at all times shall be carried out to the same extent and with the same degree of care and quality as the Developer would exercise in the conduct of its own affairs if the Developer were the owner of the Project. Developer agrees to apply prudent and reasonable business practices in the performance of its duties hereunder and shall exercise that degree of skill, competence, quality and professional care rendered by the leading and most reputable companies performing the same or similar type services for Class A office buildings in the Houston, Texas area.  Developer may subcontract any of its services to any other entity or person with expertise in the areas so subcontracted.  Subject to the other provisions of this Agreement, Developer, on behalf of Owner, shall manage and coordinate the development of the Project in accordance with the Final Development Plan, Final Development Budget and Final Project Schedule (as each such term is defined below) in a good and workmanlike manner and in accordance with the standards of professional care applicable to such services.

Section 2.3             Pre-Construction Duties.  The initial objectives of the parties are to prepare a general development plan for the Project, cause the preparation of plans and specifications for the Project, and formulate a budget for the Project.

(a)           Developer has prepared and obtained Owner’s written approval of a final Development Plan (the “Final Development Plan”) for the Project.

(b)           Developer has submitted to Owner for approval a development budget (the “Development Budget”) for the Project setting forth the hard costs, soft costs, allocated land acquisition costs and other expenditures anticipated to be incurred in connection with developing the Project.  Developer has prepared and obtained Owner’s written approval of a final Development Budget (the “Final Development Budget”, together with the Final Development Plan, the “Plan and Budget”) for the Project.

(c)           Developer has made recommendations to Owner with respect to the size and configuration of the Project, future growth, permanent financing options, marketing, project execution (architect, contractors, consultants), special requirements and conditions.

(d)           Developer has developed and finalized operating pro forma income and expense statements for the Project and compute return on investment and other relative indicators to help determine permanent financing and ownership strategies.

(e)           Developer has prepared and compiled data for the Project, including without limitation, site information, income and expense statements, schedules, drawings and renderings. Such items have been provided to Owner’s Board of Directors (the “Board”).

Section 2.4             Project Design.  Developer and Owner have designated Gensler (“Architect”) as the architect for the Project.  Developer has negotiated, and Owner has entered into, the contract with the Architect for the Project, which shall be subject to further review and prior written approval of Owner to the extent it is amended and departs in any material respect from the Plan and Budget, as they may be amended.  Developer shall not amend or alter the terms of the Architect’s contract in any material respect to depart from the Plan and Budget, as they may be amended, without the prior written approval of Owner.  Developer shall use diligent efforts to cause the detailed plans and specifications for the Project to be prepared in a timely manner and in accordance with the design criteria and the Plan and Budget for the Project.

Section 2.5             Other Services.  Developer shall also provide the following services during the period prior to commencement of construction of the Project:

(a)           Interview, negotiate with, and engage any other independent design and development consultants (the “Consultants”) for the Project consistent with the Plan and Budget pursuant to agreements entered into by Owner, including, if and as appropriate, space planners, landscape architects, civil, soils, mechanical, electrical and plumbing engineers, and acoustical, curtain wall, lighting, art and graphic design consultants.

(b)           Manage and coordinate the Consultants regarding the Project and coordinate Architect’s preparation of conceptual design, and the detailed plans and specifications therefor, including matters relating to site planning, engineering, building shell, public space, building height, total area, floor size and landscape design, traffic and circulation matters.

(c)           Obtain all necessary public and private approvals for the Project, including city planning, applicable building codes, public works, any applicable architectural review committee, and building permit approvals.

Provide Owner with progress reports at least quarterly detailing (i) the amount of work on the Project that has been completed during the previous calendar month in relation to the schedule for the Project (the “Project Schedule”); and (ii) the General Contractor’s and all subcontractors’ compliance with the Final Development Budget, as well as any changed conditions regarding cost.  Any material changes from the Plan and Budget shall be reported to Owner as soon as possible for approval by the Board.  In this regard, Owner and Developer agree that (i) Developer shall cause construction of the Project to commence no later than March 2008.  The Project Schedule and General Contract (defined below) shall state the number of delay days that are built into the Project Schedule based on factual weather data for the Houston, Texas area as provided by the U.S. Weather Bureau.

Section 2.6             Commencement of Construction.

(a)           The Board, after consultation with Developer, has approved the general contractor (“General Contractor”) for the Project. Developer shall negotiate the written agreement with the General Contractor for the Project within the Plan and Budget and it shall be entered into by the Owner (the “General Contract”). The Developer may, if it deems appropriate, require the General Contractor and its major subcontractors to provide performance and payment bonds in a form satisfactory to Developer as security for their respective obligations naming Owner and Developer as co-obligees thereon.  Developer shall not amend or alter the terms of the General Contract or issue or authorize change orders in connection therewith that is materially adverse to the Owner without the prior written approval of Owner.

(b)           Developer shall cause the Project to be developed and constructed in accordance with the Final Development Plan, Final Development Budget and Project Schedule.  Developer shall use commercially reasonable efforts to cause the General Contractor to comply with the Plan and Budget and the Project Schedule.  Any material change to the Final Development Plan, Final Development Budget and Project Schedule shall be presented by the Developer to the Board and shall not be effective until it approves such change.

(c)           If the development and construction of the Project does not progress in accordance with the dates required by the Project Schedule, at Owner’s direction, Developer shall cause General Contractor to speed up the work by all available means, including utilization of overtime, additional work crews and alternate material suppliers.

(d)           Unless otherwise consented to by Owner, Developer shall incur no expenditures nor authorize any other person or entity to incur or pay any expenditures in connection with the development and construction of the Project that are not provided for in the Final Development Budget, either in total or in any one accounting category.  All expenditures shall be charged to the proper account as specified in the Final Development Budget and no expenditure may be classified or reclassified for the purpose of avoiding an excess of the budgeted amount of an accounting category without the written consent of Owner (which consent shall not be unreasonably withheld).

Section 2.7             Project Administration.  During construction of the Project, with due assistance from the Architect and Consultants, Developer shall exercise general management of the Project team and in connection therewith shall, without limiting the generality of the foregoing, perform the following duties in respect of the Project:

(a)           Provide direction to the General Contractor on behalf of Owner in matters requiring such direction per the terms of the General Contract.

(b)           Make visits to the Project site to inspect the work and progress of construction with the General Contractor and with the Architect and other Consultants, which visits shall be of such frequency and duration as shall be necessary for Developer to carry out its duties under this Agreement, to guard against defects and deficiencies in the work and to determine that the work is being performed in accordance with the construction documents, but in no event shall such visits be less than one (1) day per week during the construction of the Project. Developer shall prepare and submit to the Advisor a progress report no less frequently than once each month detailing its observations.

(c)           Developer shall implement all changes in the work or services approved by Owner. Developer shall establish a changes system to control the writing of change orders and to record all changes to the construction documents. For changes initiated by the Owner or Developer with respect to the General Contractor’s work, Developer shall prepare written change order proposal requests, incorporating detailed drawings and specifications prepared or approved by the Architect where appropriate.  Developer shall forward the requests to the General Contractor for preparation of a proposal. For change order requests initiated by the General Contractor, Developer shall evaluate the requests and, if applicable, provide a copy to the Architect for comment. Developer shall evaluate proposed change orders for price, schedule and coordination impact and shall approve them to the extent they are immaterial or are not reasonably judged by the Developer to result in the Project going beyond the Plan or Budget or delay the Project beyond the Project Schedule, or if they are judged by the Developer to result in the Project going beyond the Plan or Budget or delay the Project beyond the Project Schedule, the Developer shall forward its recommendations to Owner, along with the comments of the Architect, for approval by the Board.  For change order proposals so approved, Developer shall prepare written change orders which shall be executed on behalf of the Owner and the affected party. If a change is performed by the General Contractor or a Consultant under a pricing arrangement other than lump sum, Developer shall make a record of units, work or services or actual costs incurred, as the case may be.  Developer shall obtain from the General Contractor and Consultants copies of supporting documents for all units of work or services or costs incurred. Developer shall keep a record copy of all signed change orders and shall provide copies to the Architect and Owner.

(d)           Review and evaluate all invoices and payment applications against actual progress to determine whether the amount claimed as the percent complete is accurate. Developer shall certify the amounts due the General Contractor and Consultants in a monthly draw request submitted to the Advisor no later than the fifth (5th) day of each calendar month after which the draw request applies, subject to change by the Project Lender (as defined herein). Developer may certify, modify or withhold certification for payment, and shall require necessary revisions to such invoices.  Developer will submit certified Project invoices to the Advisor for review and approval along with a report summarizing the status of payments to the General Contractor and the construction costs of the Project.  The Developer’s certification for payment shall constitute a representation to Owner and the Advisor, based on the Developer’s determinations at the site and on the data comprising the General Contractor’s invoices, that, to the best of the Developer’s knowledge, information and belief, the work has progressed to the point indicated and, except as stated in the certification for payment, the quality of the work is in accordance with the construction documents.

(e)           Obtain from the General Contractor all required lien waivers and all other documentation as provided for herein or in the General Contract, and obtain payment and performance bonds from the General Contractor covering the performance of all the work described in this Agreement.

(f)            Maintain construction cost reporting for the Project, using Owner’s standard chart of accounts and report format.

(g)           On application for final payment by the General Contractor, cause a final inspection of the work by the Architect to be performed, assemble and deliver to Owner any written guaranties, releases, bonds and waivers, instruction books, diagrams and charts required by the appropriate contract documents, and issue an approval for final payment.

(h)           Establish a monthly reporting system that includes:

(i)            Cost Status - a monthly cost status report for each major cost item in the Project, employing a format acceptable to the Advisor and tracking budget, estimate, amount contracted, change orders and estimated cost to complete.

(ii)           Payments Status - a monthly payments status report for each major cost item in the Project employing a format acceptable to the Advisor and track payments made and amounts yet to be paid and project monthly cash requirements and update projections periodically.

(iii)          Project Status - a monthly narrative with executive summary that outlines project progress during reporting periods, and projection for work to be commenced in the next period.

(i)            Review (and cause the appropriate Consultants to review) all applicable building codes, environmental, zoning and land use laws and other applicable local, state and federal laws, regulations and ordinances concerning the development, use and operation of the Project or any portion thereof. Developer shall make application for and seek to obtain and keep in full force and effect all necessary governmental approvals and permits, and shall endeavor to perform such acts as shall be reasonably necessary to effect compliance by the Owner with all laws, rules, ordinances, statutes, and regulations of any governmental authority applicable to the Project. Developer shall seek to obtain any variances or rezoning of such portion of the Land as are necessary or appropriate to cause the Project to be in compliance with applicable codes, laws, regulations and ordinances. Such services shall be performed at Owner’s cost. Developer shall coordinate and establish agreements with all necessary government agencies and utilities.

(j)            Perform such other additional development management functions as are commercially appropriate to complete the orderly and proper construction of the Project in accordance with the Plan and Budget and the Project Schedule.

(k)           Arrange for, negotiate and deliver all construction contracts and any third party construction contracts for tenant improvements as tenant leases are negotiated by Owner or Owner’s agent.  All contracts may be executed on behalf of Owner or by Developer so long as upon completion of Developer’s obligations hereunder, the contracts are assigned to Owner by Developer.  Developer shall have no right to pledge or hypothecate these contracts.  The Developer shall make certain that the General Contractor and all of its subcontractors, laborers and agents are insured by a reputable insurance company for acts and occurrences relating to the development and construction of the Project and that the Owner is a named beneficiary of the applicable “occurrence-based” insurance policy.

(l)            Maintain current and accurate records and reports with regard to the financing, development and progress of the Project.  Such records shall be maintained at the Developer’s principal place of business and shall be made available to the Owner at any reasonable time, during normal business hours, for review and inspection by the Owner.  Owner shall have the right at its sole cost and expense to make copies of any books and records applicable to the development of the Project for Owner’s use and review.

(m)          Use commercially reasonable efforts to cause the General Contractor to comply with all Governmental Requirements (as hereinafter defined) relating to the Improvements and the Project including, but not limited to, all applicable environmental laws including the Resource Conservation and Recovery Act and the Comprehensive Environmental Response Compensation and Liability Act. As used herein, “Governmental Requirements” means final land development approval and all other permits and approvals required to commence and complete construction of the Project in accordance with the Plans and Specifications and all applicable statutes, ordinances, regulations, orders, rules, directives or contracts of any federal, state, municipal or other governmental or quasi-governmental board, agency, authority or body, including the preparation and submission of all necessary drawings, documents, information and comments.

(n)           Review the General Contractors’ notice of substantial completion, the Punchlist initially prepare by the General Contractor and the Punchlist as revised by the Architect.  Developer shall inspect the work to determine whether substantial completion has been achieved and to verify the accuracy of the Punchlist.  Developer shall refuse to accept the work as substantially complete if Developer or Architect determines that the work has not been substantially completed.  If Developer or Architect agrees that the work is substantially complete, Developer will coordinate the preparation by Architect of a certificate of substantial completion which shall establish the date of substantial completion of the work and shall fix the time within which the General Contractor shall complete the items on the Punchlist.  Developer shall use commercially reasonable efforts to obtain the General Contractor’s written acceptance of the responsibilities assigned to General Contractor in such certificate.

(o)           If there is a construction loan on the Project, prepare and submit to the construction lender (the “Project Lender”) draw requests in accordance with the documents evidencing and securing the construction loan and otherwise use reasonable efforts to ensure that construction of the Project is performed in compliance with the construction loan.

Section 2.8             Limitation on Expenditures.  Except for expenditures made and obligations incurred in accordance with the Budget, as amended, or otherwise approved in writing in advance by the Board, Developer shall not have the power or authority to make any material expenditure or incur any material expense or obligation on behalf of Owner in connection with development of the Project, except in the face of an emergency affecting the safety of persons or property in connection with the Project, and then only to the extent reasonably necessary during the period of such emergency.  In the event of an emergency, Developer shall notify Advisor as soon as practicable of the existence of such emergency, the action taken by and the expense or obligation incurred by Developer with respect thereto.

Section 2.9             Ownership of Information and Materials.  Owner shall have the right to use, without further compensation to Developer, all written data and information generated by or for Developer in connection with the Project or supplied to Developer by Owner or Owner’s contractors or agents, and all drawings, plans, books, records, contracts, agreements and all other documents and writings in its possession relating to its services or the Project.  Such data and information shall at all times be the property of Owner, and upon request of Owner, Developer shall deliver to Owner any such data and information in the possession of under the control of Developer. Developer agrees, for itself and all persons retained or employed by Developer in performing its services, to hold in confidence and not to use or disclose to others any confidential or proprietary information of Owner which is heretofore or hereafter disclosed to Developer or any such persons and which is designated by Owner as confidential and proprietary, including but not limited to any proprietary or confidential data, information, plans, programs, plants, processes, equipment, costs, operations, tenants or customers which may come within the knowledge of Developer or any such persons in the performance of, or as a result of, its services, except where (a) Owner specifically authorizes Developer to disclose any of the foregoing to others or such disclosure reasonably results from the performance of Developer’s duties hereunder, or (b) such written data or information shall have theretofore been made publicly available by parties other than Developer or any such persons, or (c) Developer is required by law to disclose such information (provided that in such case Developer shall give Owner prior notice of the request for disclosure and shall cooperate with Owner in obtaining a protective order or other remedy at Owner’s expense).

Section 2.10           Payment for Materials.  Owner shall be responsible for paying all costs and expenses set forth in the Plan and Budget; provided that Developer shall not approve any amounts to be paid by Owner unless it receives (a) bills of sale or other evidence to the passage of title of such materials to Owner, subject only to payment, (b) evidence that the materials are insured under applicable casualty insurance policies, and (c) evidence that such materials are securely stored at the Project.  In the event of any conflict between this Section 2.10 and the terms and conditions of Owner’s agreements with the Project Lender, the latter shall control; provided further, that nothing in this Section 2.10 shall in any manner impact any obligation of the Advisor to pay expenses on behalf of Owner or reimburse Owner for amounts paid by Owner as set forth in the Advisory Agreement.

Section 2.11           Completion.

(a)           Developer shall use its reasonable efforts to cause Completion (as hereinafter defined) of the Project to occur on or before the final completion date set forth in the Project Schedule.

(b)           For purposes of this Agreement, the “Completion” of the Project shall be deemed to have occurred on such date as all the following conditions are fulfilled:

(i)            The Project has been completed in substantial accordance with the plans and specifications for the Project (as same have been approved by Owner) and all Punchlist items have been completed;

(ii)           Owner has received a true and correct copy of an affidavit of the General Contractor in respect of the Project setting forth the following;

(A)          That the General Contractor has been paid in full for all work relating to the Project performed through the date of the affidavit;

(B)           That the General Contractor has paid all subcontractors, suppliers and other vendors in full for all amounts due through the date of the affidavit;

(C)           That the work on the Project through the date of the affidavit has been performed in substantial accordance with the appropriately approved plans and specifications;

(iii)          Owner and any escrowee under any construction escrow created in relation to the Project have received the General Contractor’s final lien waiver on a form approved by Owner, which among other things waives and releases all lien rights and any claims the General Contractor may have with respect to the Owner or the Project and related improvements;

(iv)          Developer has delivered to Owner, at the expense of Owner, an endorsement to owner’s policy of title insurance insuring against mechanics’ or materialmen’s liens affecting the Project;

(v)           Developer has delivered to Owner a sworn certification by Developer that it is not aware of any matter contained in the General Contractor’s sworn statement required above that is incorrect;

(vi)          Developer has delivered to Owner a Certificate of Substantial Completion from the Architect on the form promulgated by the AIA in respect of the Project;

(vii)         Developer has delivered to Owner a final certificate of occupancy for the Project;

(viii)        Developer has delivered to Owner binders with all warranties, guaranties, operating manuals and similar closeout documents concerning the improvements required by the plans and specifications for the Project;

(ix)           Developer has otherwise complied with the provisions of this Agreement relative to the Project and is not in default hereunder.

ARTICLE 3

COMPENSATION

Section 3.1             Fee.  For all services rendered in connection with the development of the Project pursuant to Article 2, Owner shall pay the Advisor a fee equal to the fee payable under

Section 3.01(b) of the Advisory Agreement.  Any fee payable under this Section 3.1 shall be paid in the manner, and subject to the limits, prescribed in the Advisory Agreement.  Any fee payable to Developer or Advisor hereunder shall constitute full and complete compensation for the performance of duties, services, efforts or activities in connection with the development of the Project, whether or not enumerated in Article 2.  Developer shall not be entitled to payment for, or reimbursement of, any costs or expenses incurred in the performance of the services under Article 2 or otherwise in connection with the development of the Project, except as expressly set forth in this Agreement or the Final Development Budget, all subject to the limits on payments to the Advisor or its affiliates including the Developer under the Advisory Agreement.  Notwithstanding any fee paid hereunder, all costs and expenses of the Project shall be the responsibility of Owner.

Section 3.2             No Other Compensation.  Other than any fee payable under Section 3.1 hereof, Developer shall not be entitled to any compensation under this Agreement, nor will Developer be entitled to any reimbursement of expenses except as expressly set forth in this Agreement or the Budget and as limited by the Advisory Agreement with regard to reimbursement of expenses by Owner to the Advisor and its affiliates.

ARTICLE 4

INSURANCE AND INDEMNITY

Section 4.1             Insurance Requirements.  Throughout the term of this Agreement, insurance with respect to the Project shall be carried and maintained in force in accordance with the provisions contained in Exhibit B attached hereto and made a part hereof, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit B.

Section 4.2             Indemnity.  The Owner shall indemnify and hold harmless the Developer including its officers, directors, partners and employees to the same extent and subject to the same limits as Owner may indemnify and hold Advisor and its affiliates harmless under Section 5.01 of the Advisory Agreement.  Developer shall indemnify Owner to the same extent and subject to the same limits as the Advisor is required to indemnify the Owner under Section 5.02 of the Advisory Agreement.

Section 4.3             Non-Recourse Liability.  The liability of Owner for the payment of all sums which may be owed to Developer shall be subject to the same limits and provisions governing payment by Owner to Advisor and its affiliates under the Advisory Agreement; provided further that none of Owner’s shareholders, officers, or directors, shall be personally liable for the payment of any sums or the performance of any other obligations to Developer.

ARTICLE 5

TERM AND TERMINATION

Section 5.1             Term.  Developer shall manage the development of the Project as herein specified until Completion (as hereinafter defined) of the Project; provided, however, if any remedial work to be performed by the General Contractor (as hereinafter defined) following the

Completion of the Project has not been completed, the term of this Agreement shall be extended until the date on which any remedial work required to be performed by the General Contractor following completion of the Project shall be so performed and accepted by Owner.

Section 5.2             Termination by Owner.  Notwithstanding anything contained in this Agreement to the contrary, Owner may terminate this Agreement to the same extent as Owner may terminate the Advisory Agreement and if one or more of the following events shall occur:

(a)           the filing by Developer of a voluntary petition in bankruptcy, the filing by a creditor of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days, the adjudication of Developer as bankrupt or insolvent, the filing by Developer of any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief for debtors;

(b)           a failure by Developer to pay any amounts or monetary obligations due and owing to Owner which is not cured within three (3) business days following receipt of written notice by Owner specifying such default;

(c)           failure by Developer to achieve Completion of the Project within ninety (90) days after the scheduled date of Completion set forth in the Final Project Schedule;

(d)           a good faith determination by Owner that either (i) Developer is not developing the Project in a manner satisfactory to Owner, or (ii) completion of the Project is not economically feasible;

(e)           The costs of the Project (except those costs incurred with the written approval of Owner) exceed, or in Owner’s reasonable judgment will exceed, the amount set forth in the Final Development Budget;

(f)            a default by Developer under this Agreement that is not cured within thirty (30) days following receipt of written notice from Owner specifying the default; provided, however, that if such default cannot be cured within such thirty (30) day period through the use of diligent efforts, such period shall be extended for an additional thirty (30) days; provided, further, that if Developer promptly commences such cure and thereafter diligently prosecutes such cure but is unable to complete such cure within the aforesaid two thirty (30) day periods, Developer shall be afforded an additional thirty (30) days to complete such cure;

(g)           Owner sells the Project, at Owner’s election; and

(h)           a failure by Developer to stay on schedule and maintain steady progress of the Project Schedule.

Section 5.3             Termination by Developer.  Developer may terminate this Agreement only if the Advisor terminates the Advisory Agreement.

ARTICLE 6
DUTIES UPON TERMINATION OR EXPIRATION

Section 6.1             Developer’s Duties.  Upon termination or expiration of this Agreement, Developer shall promptly:

(a)           pay over to the Owner all money collected and held for the account of the Owner pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled;

(b)           deliver to the Owner a full accounting, including a statement showing all payments collected by Developer and a statement of all money held by Developer, covering the period following the date of the last accounting furnished to the Owner;

(c)           deliver to the Owner all assets and documents of the Owner then in the custody of the Developer; and

(d)           cooperate with the Owner and take all reasonable actions requested by the Owner to provide an orderly transition.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1             Developer’s Representations and Warranties.  Developer hereby represents and warrants to Owner as of the date hereof as follows:

(a)           Developer is duly organized, validly existing and in good standing under the laws of the State of Texas, and is authorized to conduct business in the State of Texas.  Developer has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary action, corporate or otherwise, to authorize the execution, delivery and performance of this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Developer enforceable in accordance with its terms, subject to creditor’s rights, bankruptcy and any other equitable principles. The execution and delivery of this Agreement by the party signing on behalf of Developer has been duly authorized.  No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement.

(b)           The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Developer do not and will not conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the assets of Developer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Developer is a party or which is or purports to be binding upon Developer or which otherwise affects Developer, or which otherwise will not be discharged, assumed or released.  No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Developer in accordance with its terms.

(c)           There are no attachments, executions, assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or pursuant to any other debtor relief laws contemplated or filed by Developer or pending against Developer.

(d)           All authorizations, approvals and consents, if any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and all other persons or entities to permit Developer to execute and deliver and to perform its obligations under this Agreement have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and all terms and conditions contained in or existing in respect of such authorizations, approvals, consents, registrations, declarations and filings have, to the extent necessary prior to the date of execution and delivery hereof and thereof, been duly satisfied and performed.

(e)           There are no claims, actions, litigation, judgments, rulings, suits or proceedings actual, pending, or, to the best of Developer’s knowledge, threatened, including, without limitation, bankruptcy or other insolvency proceedings, by or against Developer which, if determined adversely to Developer, would materially adversely affect Developer’s ability to perform its obligations under this Agreement.

ARTICLE 8
MISCELLANEOUS PROVISIONS

Section 8.1             Notices.  All notices given hereunder shall be made in writing and given to the addressee at the address specified on the signature pages hereof.  Notices may be given by certified mail, return receipt requested, by hand delivery, or by facsimile transfer (with receipt confirmation) and shall be effective upon receipt at the address of the addressee.

Section 8.2             Assignment.  Developer may not assign its rights nor delegate its duties hereunder without the prior written consent of Owner.  Developer’s assignment in contravention of this Section shall be null and void.  Any permitted assignment by Developer shall not relieve Developer of any of its obligations hereunder.  Owner shall have the right to assign its rights and duties under this Agreement without the consent of Developer.

Section 8.3             Lender Requirements.  In the event that a Project Lender requests that Developer execute a document in connection with a loan to Owner, Developer will respond to such request promptly and will not unreasonably withhold its consent to the execution of such document. Without limiting the generality of the preceding sentence, Developer agrees that it will execute and deliver the following documents within five (5) days after request therefor: (a) an agreement that a Project Lender may terminate this Agreement if a default occurs in respect of the loan secured by the Project; (b) an estoppel certificate certifying that this Agreement is in full force and effect and containing such other certifications as may be reasonably requested; (c) an agreement subordinating this Agreement and the fees payable to Developer hereunder  to any mortgage or deed or trust held by a Project Lender; and (d) confirmation of the waiver by Developer of any right to assert a lien against the Project.  Developer shall use reasonable care to avoid any act or omission that, in the performance of its duties hereunder, shall in any way conflict with the terms of any mortgage documents in respect of the Project, provided that Developer has been furnished with copies of such mortgage documents. In addition, Developer agrees to conform its general policies and procedures to any commercially reasonable requirements of any Project Lender providing financing for the acquisition or construction of the Project.

Section 8.4             Force Majeure Events.  Except for obligations regarding the payment of money and the maintenance of insurance, whenever a period of time is herein prescribed for action to be taken by Owner or Developer, neither party shall be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure Events.  For purposes hereof, “Force Majeure Events” shall consist of abnormal weather patterns that affect critical path construction, acts (or the failure to act) by the other party to this Agreement, unforeseeable subsurface conditions, uncontrollable delay in issuance of permits, changes in governmental laws, enemy or hostile governmental action, civil commotion, and fire or other casualty or any other event or circumstance outside of the control of the party seeking the benefit of these force majeure provisions.

Section 8.5             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

Section 8.6             Time of Essence.  Time is of the essence of this Agreement.

Section 8.7             Entireties, Beneficiaries.  This Agreement represents the entire Agreement between Owner and Developer with regard to the development of the Project and all prior agreements are superseded hereby.  This Agreement is for the sole benefit of Owner and Developer and no other party is benefited hereby.  This Agreement creates contractual rights only between Owner and Developer, and Developer has no lien rights in or to the Project.

Section 8.8             No Agency.  Developer and its agents shall all act as independent contractors in respect of Owner with regard to this Agreement.  All personnel and staff of Developer shall be and remain employees or agents of, or independent contractors with, Developer and not of or with Owner.  Developer shall at all times represent to third parties that the relationship of Developer to Owner, with regard to Developer’s duties under this Agreement, is that of independent contractor, and Developer and Owner shall not represent to any party that Developer and Owner are partners, co-venturers or principal and agent, or have any other relationship other than that of independent contractors with regard to this Agreement.  Developer’s authority to act on behalf of Owner is strictly limited to that expressly delegated herein.  Developer represents and warrants that (a) it has all the requisite licenses and other approvals required by law to carry out its duties hereunder; or (b) it will affect the services requiring such licenses through duly licensed agents and subcontractors who are affiliates of Developer that have all requisite licenses and authority to carry out such services.

Section 8.9             No Waiver.  The failure of either party to seek redress for violation, or to insist upon the strict performance of any covenant, agreement, provision or condition of this Agreement shall not constitute a waiver of such strict performance and the parties shall have all remedies provided in this Agreement and by applicable law with respect to any subsequent act which would he originally constituted a violation.

Section 8.10           Interpretation.  Within this Agreement, words of any gender shall be held and construed to include any other gender, and words in the singular number shall be held and construed to include the plural, unless the context otherwise requires.  The paragraph headings used in this Agreement are intended for reference purposes only and shall not be considered in the interpretation of the terms and conditions of this Agreement.

Section 8.11           Severability.  If one or more of the provisions of this Agreement or any application of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such provisions shall in no way be affected or impaired.

Section 8.12           Amendments.  This Agreement may be amended, from time to time, only with the written consent of both Owner and Developer.

Section 8.13           Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

Section 8.14           Additional Acts.  In connection with this Agreement, as well as all transactions contemplated by this Agreement, Owner and Developer each agree to execute and deliver such additional documents and instruments and take all such necessary action and perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions; provided, however, this Agreement may be modified only in accordance with the terms hereof.

Section 8.15           Exhibits.  All exhibits referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit had been included herein in full.

Section 8.16           Confidentiality.  Developer will keep confidential (a) the terms of this Agreement, and (b) all written and verbal negotiations and communications with Owner in connection with this Agreement (collectively, “Confidential Information”), and Developer will not disclose or make available any Confidential Information to any other person or entity, except to Developer’s accountants, brokers, attorneys, and other agents for the purpose of providing advice to Developer in connection with the Confidential Information and who agree to preserve the confidential nature of the Confidential Information.

Section 8.17           Authority of Developer.  Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or as otherwise authorized in writing by Owner.

Section 8.18           Licenses.  Developer shall, at its own expense, qualify to do business and obtain and maintain such licenses as may be required for the performance by Developer of its services.

Section 8.19           Non-Discrimination Policy.  Developer agrees that it will not deny the benefits of this Agreement to any person, nor discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin, age or any other applicable protected classification.  Developer will take affirmative action to insure that the evaluation and treatment of employees ate free from such discrimination.  Developer, unless exempt, further agrees to abide by the terms of all applicable Federal, state and local non-discrimination provisions, including but not limited to 41 CFR Sec. 60-1.4, such non-discrimination provisions being incorporated herein by reference.  Developer shall include this non-discrimination clause in all contracts and subcontracts to perform work under this Agreement and will notify all labor organizations with which it has a collective bargaining agreements of the obligations hereunder.

Section 8.20           Waiver of Jury Trial.  Developer and Owner each hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is informed and voluntary.

[Signature page follows.]

                                                Executed effective as of the date written above.

OWNER:	BEHRINGER HARVARD REIT I, INC.,
a Maryland corporation

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate
Development and Legal and Secretary

Address:	15601 Dallas Parkway
Suite 600
Addison, Texas 75001

DEVELOPER:	BEHRINGER DEVELOPMENT COMPANY LP,
a Texas limited partnership

By:	BHD, LLC,
its general partner

By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President — Corporate
Development and Legal and Secretary

Address:	15601 Dallas Parkway
Suite 600
Addison, Texas 75001

EXHIBIT A

LEGAL DESCRIPTION

[ATTACHED]

Exhibit A

TRACT TWO

METES AND BOUNDS DESCRIPTION

OF 3.7778 ACRES OF LAND OUT OF

THORNWOOD ONE, RESTRICTED RESERVE “A”

VOLUME 313, PAGE 13, H.C.M.R. AND

THORNWOOD ONE, RESTRICTED RESERVE “C”

VOLUME 332, PAGE 148, H.C.M.R.

OUT OF THE JOEL WHEATON SURVEY, A—80

HOUSTON, HARRIS COUNTY, TEXAS

All that certain 3.7778 acres (184,560 square feet) of land being a portion of that certain called 10.2164 acre tract described in the deed dated December 5, 2005, from SV Eldridge, L.P. to TR Eldridge Place Corp., filed for record under Clerk File No. X247398, Film Code No. 579-35-1004, of the Official Public Records of Real Property of Harris County, Texas and also being out of Thornwood one, Restricted Reserve “C”, according to the plot thereof recorded in Volume 332, Page 148, of the Map Records of Harris County, Texas, out of the Joel Wheaton Survey, A—80, Houston, Harris County, Texas and being more particularly described, by metes and bounds as follows:

Commencing at a found 5/8” iron rod with cap marking the northeast corner of Thornwood, Section Two, according to the plot thereof recorded in Volume 143, Page 1, of the Map Records of Harris County, Texas and the northwest corner of said Thornwood One, Restricted Reserve “A”, said rod located in the south right-of-way line of Turkey Creek Drive (60’ Wide); Thence, S 01’ 55’ 14” E — 555.34’, with the east line of said Thornwood, Section Two, to a set 5/8” iron rod with cap marking the POINT OF BEGINNING of the herein described tract;

THENCE, S 01’ 55’ 14” E — 858.66’, continuing with said east line of Thornwood, Section Two, to a set 5/8” iron rod with cap located in the west right-of-way line of Eldridge Drive (100’ Wide) and being a point on a curve to the right having a central angle of 05’ 51’ 50”, a radius of 1,950.00’ and chord bearing of N 26’ 18’ 54” E — 199.48’, the center of said curve being located on a radial line bearing S 66’ 37’ 01” E, from said point;

THENCE, with said west right-of-way line of Eldridge Drive and said curve to the right for an arc distance of 199.57’, to a found 5/8” iron rod with cap marking the Point of Tangency;

THENCE, N 29’ 14’ 49” E — 147.40’, continuing with said west right-of-way line of Eldridge Drive, to a found 1” iron pipe marking the southeast corner of that certain called 0.4632 acre tract described in the deed dated August 23, 1984, from BDC, Ltd. to RepublicBank Eldridge, National Association, filed for record under Clerk File No. J665607, Film Code No. 092-89-0570, of the Official Public Records of Real Property of Harris County, Texas;

THENCE, with the south, west and north lines of said 0.4632 acre tract the following courses:

S	88’ 04’ 46”	W	—	39.66’, to a point for corner;
S	01’ 55’ 14”	E	—	6.00’, to a point for corner;
N	88’ 04’ 48”	E	—	1.00’, to a point for corner;
S	01’ 55’14”	E	—	4.00’, to a point for corner;
S	88’ 04’ 46”	W	—	4.00’, to a point for corner;
N	01’ 55’14”	W	—	1.00’, to a point for corner;
S	88’ 04’ 46”	W	—	14.00’, to a point for corner;
S	01’ 55’ 14”	E	—	1.00’, to a point for corner;
S	88’ 04’ 46”	W	—	4.00’, to a point for corner;
N	01’ 55’ 14”	W	—	4.00’, to a point for corner;
N	88’ 04’ 48”	E	—	1.00’,. to a point for corner;
N	01’ 55’ 14”	W	—	6.00’, to a point for corner;
S	88’ 04’ 46”	W	—	46.00’, to a found 5/8” iron rod with cap for corner;
N	01’ 55’ 14”	W	—	137.00’to a found 5/8” iron rod with cap for corner;
N	88’ 04’ 46”	E	—	45.00’, to a point for corner;
N	01’ 55’ 14”	W	—	1.00’, to a point for corner;
N	88’ 04’ 46”	E	—	4.00’, to a point for corner;
S	01’ 55’ 14”	E	—	1.00’, to a point for corner
N	88’ 04’ 48”	E	—	14.00’, to a point for corner;
N	01’ 55’ 14”	W	—	1.00’, to a point for corner;
N	88’ 04’ 46”	E	—	4.00’, to a point for corner;
S	01’ 55’ 14”	E	—	1.00’, to a point for corner;

THENCE, N 88’ 04’ 46” E — 116.68’, continuing with said north line of the 0.4632 acre tract, to a found 5/8” iron rod with cap located in the aforementioned west right-of-way line of Eldridge Drive and marking a point on a curve to the left having a central angle of 04’ 40’ 08”, a radius of 1,850.00’ and chord bearing of N 23’ 04’ 38” E — 150.71’, the center of said curve being located on a radial line bearing N 64’ 35’ 18” W, from said point;

THENCE, with said west right-of-way line of Eldridge Drive and said curve to the left for an arc distance of 150.75’, to a found 12” iron rod with cap marking the Point of Tangency.

THENCE, N 20’ 44’ 34” E — 107.20’, continuing with said west right-of-way line of Eldridge Drive, to a found 1/2” iron rod with cap marking the Point of Curvature of a curve to the left having a central angle of 03’ 47’ 09”, a radius 1,850,00’ and chord bearing N 18’ 50’ 58” E — 122.22’;

THENCE, continuing with said west right-of-way line of Eldridge Drive and said curve to the left for an arc distance of 122.24’, to a found “X” in concrete for corner;

THENCE, S 88’ 04’ 46” W — 157.01’, to a found 5/8” iron rod with cap for corner;

THENCE, N 01’ 55’ 14” W — 70.00’, to a set 5/8” iron rod with cap for corner;

THENCE, S 88’ 04’ 46” W — 240.00’, to the POINT OF BEGINNING of the herein described tract and containing 3.7778 acres (164, 560 square feet), more or less.

EXHIBIT B

INSURANCE REQUIREMENTS

I.              Owner’s Insurance Requirements.  Throughout the term of this Agreement, Owner shall carry or cause to be carried and maintained in force insurance described in paragraphs A and B below. The cost of such policies shall be at the sole cost and expense of Owner.

                A.            Builder’s Risk.  An “All Risk” builder’s risk policy including coverage for collapse, flood, earthquake and installation risks written on a completed value basis in an amount not less than total replacement value of the Project under construction (less the value of such portions of the Project as are uninsurable under the policy, i.e., site preparation, abrading, paving, parking lots, etc., excepting, however, foundations and other undersurface installations subject to collapse or damage by other insured perils)

                B.            Commercial General Liability.  This policy shall be written at a total limit of no less than $2,000,000 per occurrence and $5,000,000 aggregate.

                C.            Automobile Liability.  This policy shall be written at a limit of no less than $1,000,000 combined single limit.

II.            Developer’s Insurance Requirements.  During the term of this Agreement, Developer agrees to carry and maintain in force, at Developer’s sole cost and expense:

                A.            Worker’s Compensation and Employer’s Liability Insurance.  Statutory worker’s compensation and Employer’s Liability with a limit of no less than $1,000,000.

                B.            Automobile Liability.  This policy shall be written at a limit of no less than $1,000,000 combined single limit.

                C.            Commercial General and Products/Completed Operations Liability.  This policy shall be written at a total limit of no less than $2,000,000 per occurrence and $5,000,000 aggregate. Such insurance shall not exclude residential construction.

III.           Insurance Requirements for Architects and Engineers.  Developer shall require any architect or engineering firm employed by Owner to carry Professional Liability Insurance in an amount not less than $1,000,000 per occurrence.

IV.           Insurance Requirements for All Contractors and Third Party Services.  Every contractor and all parties furnishing service to Owner and/or Developer must provide Owner and Developer prior to commencing work and at each renewal of such insurance hereafter, evidence of the following minimum insurance requirements. In no way do these minimum requirements limit the liability assumed elsewhere in this Development Agreement.  Owner and/or Developer reserve the right to purchase construction wrap-up insurance to replace the General Liability requirement listed in IV. B. and will notify all contractors if such purchase is made.

Exhibit B

                A.            Worker’s Compensation and Employers Liability.  Statutory worker’s compensation and Employer’s Liability with a limit of no less than $1,000,000.

                B.            Commercial General and Products/Completed Operations Liability with the following minimum limits of liability: (i) Bodily Injury $1,000,000 each occurrence, $1,000,000 per project aggregate; (ii) Property Damage $1,000,000 each occurrence, $1,000,000 per project aggregate; (iii) Personal and Advertising Injury $1,000,000 each occurrence, $1,000,000 aggregate.  Such insurance shall not exclude residential construction or explosion, collapse, underground resources.  Contractor/subcontractor shall maintain such insurance for ten (10) years following completion of the Project

                C.            Comprehensive Automobile Liability, with the following limits of Liability: (i) Bodily Injury $1,000,000 each person, $1,000,000 each occurrence; (ii) Property damage $1,000,000 each occurrence.

                D.            Umbrella Liability, with limits of not less than $2,000,000 per occurrence/$2,000,000 aggregate and shall be on a follow-form basis, without exclusion for residential construction or explosion, collapse, underground resources.  Contractor/subcontractor shall maintain such insurance for ten (10) years following completion of the Project.

V.            Additional Requirements.

                A.            The General Contractor shall require the same minimum insurance requirements, as listed above, of all subcontractors, and these subcontractors shall also comply with the additional requirements listed below.

                B.            All insurance coverages required as herein set forth, shall be at the sole cost and expense of contractor, subcontractor, or those providing third party services, and deductibles shall be assumed by, for the account of, and at their sole risk.

                C.            Except where prohibited by law, all insurance policies shall contain provisions that the insurance companies waive the rights of recovery or subrogation against the Owner and Developer, their agents, servants, invitees, employees, tenants, affiliated companies, contractors, subcontractors, and their insurers.

                D.            Developer shall be completely responsible for reporting to the appropriate insurance carriers and/or their agents all accidents involving injury to employees of any contractor, any member of the public or property damages, provided that Developer receives a report from the General Contractor regarding such accident or otherwise becomes aware of such accident.

                E.             All insurance coverages required as herein set forth except Worker’s Compensation shall name Owner and Developer as additional insured and shall not be cancelled or materially changed without thirty (30) days prior written notice to Owner and Developer.

                F.             Developer shall provide Owner with certificates of insurance or other satisfactory documentation which evidences that the insurance required under this Agreement is in full force and effect at all times.

Exhibit B